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                                                                   EXHIBIT NO. 11.01

                             PARK ELECTROCHEMICAL CORP.
                                  AND SUBSIDIARIES

                   COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                  (Unaudited--in thousands, except per share data)

                                        13 Weeks Ended           39 Weeks Ended
                                   ------------------------     -----------------------
                                  November 30, December 1,  November 30, December 1,
                                      1997         1996        1997         1996
                                   ----------  ------------  ---------- ------------
ADJUSTMENT OF NET EARNINGS:

Net earnings                        $ 6,996      $ 4,888      $18,013     $12,694

Adjustments resulting from
 assumed conversion of 5.5%
 Convertible Subordinated
 Notes ("Notes"):
  Reduction of interest expense
   and amortization of deferred
   debt financing costs               1,386       1,337         4,072       4,062
  Related tax effect on above          (485)       (468)       (1,425)     (1,422)
                                    --------     --------     --------    --------
Net earnings, as adjusted           $ 7,897      $ 5,757      $20,660     $15,334
                                    ========     ========     ========    ========


ADJUSTMENT OF WEIGHTED AVERAGE
 NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING:

Weighted average number of common
 and common equivalent shares
 outstanding                         11,585       11,444       11,530      11,617

Add weighted average shares
 assumed to be issued upon:
  Conversion of Notes                 2,370        2,370        2,370       2,370
  Exercise of stock options at
   period-end market price if
   higher than average market
   price for period                     -             21          -           -
                                    --------     --------     --------    --------
Weighted average number of common
 and common equivalent shares
 outstanding, as adjusted            13,955       13,835       13,900      13,987
                                    ========     ========     ========    ========

Fully diluted earnings per share--
 as computed                        $   .57      $   .42      $  1.49     $  1.10*
                                    ========     ========     ========    ========
Fully diluted earnings per share--
 as reported                        $   .57      $   .42      $  1.49     $  1.09
                                    ========     ========     ========    ========


*The results of the above computation for the 39 weeks ended December 1, 1996 is antidilutive; accordingly, the reported fully diluted earnings per share is equal to the reported primary earnings per share of $1.09 per share.
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